SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                JANUARY 17, 2003

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                      Commission                IRS Employer
jurisdiction                        File Number               Identification
of incorporation                                              Number

Delaware                              1-3492                  No. 75-2677995


                               4100 Clinton Drive
                            Houston, Texas 77020-6299
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 713-676-3011

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         INFORMATION TO BE INCLUDED IN REPORT

Item 9.  Regulation FD Disclosure

         On January 17, 2003 registrant issued a press release entitled "Halliburton Asbestos Plaintiffs Agree to Extend Stay."

         The text of the press release is as follows:


              HALLIBURTON ASBESTOS PLAINTIFFS AGREE TO EXTEND STAY



Houston, Texas - Halliburton (NYSE: HAL) today announced that it has reached agreement with Harbison-Walker Refractories Company and the Official Committee of Asbestos Creditors in the Harbison-Walker bankruptcy to consensually extend the period of the stay contained in the Bankruptcy Court's temporary restraining order until February 18, 2003. The court's temporary restraining order, which was originally entered on February 14, 2002, stays more than 200,000 pending asbestos claims against Halliburton's subsidiary DII Industries, LLC.



As a result of today's hearing, Halliburton will file with the court under seal, by January 31, 2003, a status report and copies of the settlement agreements reached with the plaintiffs' attorneys. Additionally, the court required the parties to provide a progress report at the February 18 hearing.



On December 18, 2002, Halliburton announced that it had reached an agreement in principle that, when consummated, will result in a global settlement of all personal injury asbestos and certain other personal injury claims against the company. The settlement was reached with attorneys representing substantially more than the required 75% percent of the known present asbestos claimants needed to achieve resolution on all of the cases. The agreement covers all pending and future personal injury asbestos claims against Halliburton Company and its subsidiaries.

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Halliburton,  founded  in  1919,  is one of the  world's  largest  providers  of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at www.halliburton.com.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HALLIBURTON COMPANY




Date:     January 20, 2003             By: /s/ Margaret E. Carriere
                                          -----------------------------------
                                               Margaret E. Carriere
                                               Vice President and Secretary